Exhibit 10.3
FIRST AMENDMENT TO
THE J. M. SMUCKER COMPANY TOP MANAGEMENT
SUPPLEMENTAL RETIREMENT PLAN
(January 1, 2009 RESTATEMENT)
The J. M. Smucker Company Top Management Supplemental Retirement Plan, established effective January 1, 1985, as amended and restated effective as of May 1, 1994, May 1, 1999, January 1, 2005 and January 1, 2009 (the “Plan”), hereby is amended further on this 21st day of April, 2011, generally effective January 1, 2011;
WHEREAS, The J. M. Smucker Company (the “Company”) desires to amend the Plan to address calculation of benefits which are delayed after Separation from Service (including without limitation, as a result of the imposition of the 5 year delay imposed if a participant elects to change the time or form of benefit), and clarify both the impact of a lump sum election and the interest rate used in determining such lump sum;
NOW, THEREFORE, the Plan is hereby amended as follows:
1.	Subsection (b) of Section 1.12 is amended to read as follows:
(b)	The Interest Rate shall be the discount rate selected by the Company for purposes of corporate financial reporting of the obligation for this Plan under applicable financial accounting standards (originally SFAS No. 87, and subsequently amended), for the fiscal year ending on the April 30 prior to the fiscal year in which the Benefit Target Date occurs as provided in Section 2.6.
2. Section 2.6 is amended by revising the caption to read “Single Lump Sum Form of Payment and Adjustment for Delay,” by deleting the last sentence of such Section 2.6 and by the addition of the following text at the end thereof:
The Participant shall receive a payment in a single lump sum in an amount equal, except as provided below, to the Actuarial Equivalent, determined in accordance with Section 1.12 of the Plan, of the benefit that would otherwise have been payable to the Participant at the “Benefit Target Date” as defined below.
To the extent that commencement of any vested benefit in any form under this Plan (including a death benefit to which Article III applies) is delayed beyond the “Benefit Target Date,” which shall be the first day of the month following the latest of:
(a)	vesting;

(b)	attainment of age 55; or
(c)	Separation from Service (or if Total Disability is the event triggering distribution, then the later of Total Disability or Normal Retirement Date (or such other date, including the date of Total Disability, with reference to which such benefits are payable pursuant to section 8.10)), including if such delay is as a result of Section 8.15 regarding the six-month delay for Specified Employees, then such benefit shall be adjusted (the “Adjusted Benefit”) for such delay by:
(d)	in the event the benefit is payable in the form of a single lump sum benefit:
(1)	determining the single lump sum benefit which would have otherwise have been payable on the Benefit Target Date, if so permitted under the Plan terms (generally, the Actuarial Equivalent of the Monthly Retirement Benefit as of the Benefit Target Date, based on the assumptions set forth in subsections (a) and (b) of Section 1.12 as of such date); and

(2)	increasing such single lump sum benefit with interest for the period from the Benefit Target Date through the date of benefit commencement at the rate determined in subsection (b) of Section 1.12 as of the Benefit Target Date; and
(e)	in the event the benefit is payable in the form of an annuity:
(1)	determining the Monthly Retirement Benefit (as a monthly benefit payable in a single life annuity form) commencing on the date of benefit commencement which is the Actuarial Equivalent of the Monthly Retirement Benefit which would otherwise have been payable commencing as of the Benefit Target Date, with such Actuarial Equivalent determined as of the Benefit Target Date, based on the assumptions set forth in Section 1.12 as of such date, and

(2)	using such adjusted Monthly Retirement Benefit determined in item (e)(1) above (or, if greater, the Monthly Retirement Benefit otherwise determined under Section 2.3 on the date of benefit commencement) as the basis for determining the amount of such benefit, (and, in the event such annuity is in a form other than a single life annuity, converting the single life annuity amount into an Actuarially Equivalent annuity commencing as of the date of benefit commencement in such other annuity form as is applicable hereunder, based on the assumptions set forth in Section 1.12 as of such date).

This provision, and any adjustment under it, shall apply to the total value of any benefit so delayed, but such adjustment shall not change the dollar amount (or the time or form) of the participant’s benefit which constitutes a Grandfathered Benefit hereunder (so that the total amount of any increase pursuant to such adjustment shall constitute a new benefit, over and above any Grandfathered Benefit hereunder, and any Grandfathered Benefit shall be unaffected, continue to be entitled to grandfather treatment and remain subject to the provisions of Addendum I).
3.	Section 3.1. is amended to read as follows:
     3.1 If a Participant should die prior to the commencement of benefit payments under the Plan, no benefits shall be payable under this Plan except as provided pursuant to this Article III (which shall be applied taking into account Section 2.6 hereof).
     Executed at Orrville, Ohio effective as of the date provided above.

THE J. M. SMUCKER COMPANY, by its duly authorized officer
/s/ Jeannette L. Knudsen
By: Jeannette L. Knudsen, Vice President,
General Counsel and Corporate Secretary

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